EXHIBIT 99.1

OneSource Reports Second Quarter 2003 Results

SCOTTSDALE, Ariz., August 21, 2003 (PRIMEZONE) -- OneSource Technologies, Inc., (OTCBB:OSRC) reported consolidated revenues of $771 thousand for the quarter ended June 30, 2003, a 7% increase over second quarter 2002 revenues of $721 thousand. Consolidated year-to-date revenues of $1.5 million were also 7% greater than the $1.4 million reported for the first six months of 2002. The Company reported Net Losses of $84 thousand (less than $0.00 per share) and $97 thousand (less than $0.00 per share) for the quarter-ended June 30 and year-to-date 2003 respectively, compared to Net Income of $54 thousand (less than $0.00 per share) and Net Losses of $57 thousand (less than $0.00 per share) respectively for the quarter ended June 30 and year-to-date 2002.

"Revenues through the second quarter 2003 continued to show improvement over the prior year", said Michael Hirschey, CEO of the Company. "And both operating divisions continued to contribute positive cash flow," continued Hirschey. "But we elected to settle a number of legacy issues that have been distracting management rather than continue to incur further legal costs of pursuing them and in doing so we incurred settlement fees of about $93 thousand in the quarter that essentially eliminated our profit for the periods", added Hirschey. "The good news though is we now have these distractions behind us so we can concentrate on again growing the business and regain the momentum we enjoyed in the past," concluded Hirschey.

About OneSource

OneSource is engaged in three closely related and complimentary lines of IT and business equipment support products and services, 1) equipment maintenance services, 2) equipment installation and integration services, and 3) value added equipment supply sales. Each segment also utilizes the Internet to facilitate distribution of its service and product offerings. OneSource is a leader in the technology equipment maintenance and service industry and is the inventor of the unique OneSource Flat-Rate Blanket Maintenance System(tm). This innovative patent pending program provides customers with a Single Source for all general office, computer and peripheral and industry specific equipment technology maintenance and installation services.

OneSource's Cartridge Care division is a quality leader in remanufactured toner cartridge distribution in the southwest and is the supplier of choice for a number of Fortune 1000 companies in that region. OneSource has realigned this division and invested heavily in eCommerce initiatives to stage the division for substantial expansion over the next two years to enable Cartridge Care to extend its high quality reputation beyond its southwestern regional roots.

Product and Company names mentioned herein are for identification purposes and may be trademarked or registered trademarks of their respective companies. This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 as amended, and is subject to the safe harbors created by those sections.

              (Financial and Management Information follows)

 ONESOURCE TECHNOLOGIES, INC.
 CONSOLIDATED BALANCE SHEET
 AS OF JUNE 30, 2003
 ---------------------------------------------------------------------

 ASSETS

 CURRENT ASSETS:

   Cash                                                  $    39,606
   Accounts receivable                                       417,213
   Inventories                                               210,118
   Other current assets                                        3,168
                                                          -----------
     Total current assets                                    670,105
                                                          -----------
 PROPERTY AND EQUIPMENT, net of accumulated
  depreciation of $ 199,212                                   86,656
 GOODWILL                                                    235,074
 DEFERRED INCOME TAXES                                       140,187
 OTHER ASSETS                                                  5,178
                                                          ===========
 TOTAL ASSETS                                            $ 1,137,200
                                                          ===========

 LIABILITIES AND STOCKHOLDERS' DEFICIT

 CURRENT LIABILITIES:

   Accounts payable                                      $   193,083
   Accrued expenses and other liabilities                    283,167
   Deferred revenue                                          196,699
   Current portion of debt                                 1,028,344
                                                          -----------
     Total current liabilities                             1,701,293
                                                          -----------
 INSTALLMENT NOTES - LONG-TERM PORTION                         4,776
                                                          -----------
 TOTAL LIABILITIES                                         1,706,069
                                                          -----------

 STOCKHOLDERS' DEFICIT:
   Preferred Stock, $.001 par value, 1,000,000
     shares authorized, none issued

   Common Stock, $.001 par value, 50,000,000
     shares authorized, 37,779,011                             --
     issued and outstanding at June 30, 2003                  37,779
   Paid in capital                                         2,751,382
   Accumulated deficit                                    (3,358,030)
                                                          -----------
                                                            (568,869)
                                                          -----------
 TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT             $ 1,137,200
                                                          ===========

 ONESOURCE TECHNOLOGIES, INC.
 CONSOLIDATED STATEMENTS OF OPERATIONS
 FOR THE THREE AND SIX MONTHS ENDED JUNE 30
 ------------------------------------------
                     2ND QTR       2ND QTR        YTD           YTD
                       2003          2002        2003          2002
                  ---------------------------------------------------
 REVENUE, net     $   771,322  $   720,851  $ 1,548,079  $  1,399,841
 COST OF REVENUE      471,348      409,905      952,116       900,101
                  ---------------------------------------------------
 GROSS PROFIT         299,974      310,946      595,963       499,740

 GENERAL AND
  ADMINISTRATIVE
  EXPENSES            213,519      191,874      481,830       447,327
 SELLING AND
  MARKETING
  EXPENSES             45,414       11,381       50,644        17,986
                 ---------------------------------------------------

       Operating
          income       41,041      107,691       63,489        34,427

 OTHER INCOME
  (EXPENSE):
     Interest
       expense        (31,516)     (29,722)     (66,395)      (64,832)
     Other income
       (expense)       (1,247)     (24,398)      (1,165)      (26,491)
     Loss from
      litigation
      settlements     (92,768)        --        (92,768)         --
                  ---------------------------------------------------
         Total
           other
           expense   (125,531)     (54,120)    (160,328)      (91,322)

                  ---------------------------------------------------
 NET INCOME
  (LOSS)          $   (84,490) $    53,571  $   (96,840) $    (56,895)
                  ===================================================

 NET INCOME PER
  SHARE -
       Basic      $    (a)     $    (a)     $    (a)     $    (a)
       Diluted    $    (a)     $    (a)     $    (a)     $    (a)

  Shares
   Outstanding:

          Basic    37,246,402   22,045,674   32,981,294    22,045,674
          Diluted  37,246,402   22,045,674   32,981,294    22,045,674

 (a) Less than $0.01 per share

                   ONESOURCE TECHNOLOGIES, INC.
                       Management Comments
                         June 30, 2003

Introduction

The financial results discussed herein include the consolidated operations of OneSource Technologies, Inc, (hereinafter "OneSource" and/or "the Company") for the three and six month periods ended June 30, 2003, and 2002. OneSource is engaged in two closely related and complimentary lines of technology and business equipment support activities; 1) equipment maintenance services, ("Maintenance"), 2) value added equipment supply sales, ("Supplies"). OneSource is a leader in the technology equipment maintenance and service industry and is the inventor of the unique OneSource Flat-Rate Blanket Maintenance System(tm). This program provides customers with a Single Source for all general office, computer and peripheral and industry specific equipment technology maintenance, installation and supplies products.

Summary of Operations

Revenues and operating income have increased while net income has declined in the six months ended June 30, 2003 compared to the same period in fiscal 2002. The following table summarizes the comparative results for the two periods:

 Summary of Operations                        2003           2002
  Revenues                                 $1,548,079     $1,399,841
  Cost of Revenue                             952,116        900,100
  Gross Profit                                595,963        499,741
  Selling General and Administrative Costs    532,474        465,314
  Operating Income                             63,489         34,427
  Other Income (Expense)                      (67,560)       (91,322)
  Loss from Litigation Settlements            (92,768)           -
  Net Loss                                 $  (96,839)    $  (56,895)

While consolidated revenues to date have increased by eleven percent (11%) in 2003 compared to 2002, consolidated cost of revenues increased six percent (6%) resulting in a nineteen percent (19%) increase in gross profit. This reflects the continuing efforts to control parts costs in the maintenance division. Changes implemented early in the second quarter of 2002 have shown continuing improvement through the end of the second quarter 2003 as gross margins of the maintenance division for the six months ended June 30, 2003 increased to 41% versus 35% for the first six months of 2002. Management will continue to focus on this aspect of the maintenance division in order to continue to bring down parts usage rates.

Revenues

Consolidated revenues increased eleven percent (11%) for the six-month period ended June 30, 2003 compared to the same period in 2002. Consolidated revenues increased seven percent (7%) for the three-month period ended June 30, 2003 compared to the same period in 2002. As seen in the following table, supply division revenues for the six-month period ended June 30, 2003 increased four (4%) compared to 2002, while the maintenance division revenues increased fourteen (14%):

 Revenues                                     2003           2002
  Maintenance                              $1,091,458     $  959,437
  Supplies                                    456,621        440,404
    Total                                  $1,548,079     $1,399,841

The Company's restructuring and realignment of its maintenance division that was implemented in the fourth quarter of 2001 continues to show positive trends as of the end of the second quarter of 2003.

Maintenance revenues have increased fourteen percent (14%) and thirteen percent (13%) for the six-month and three-month periods, respectively, ended June 30, 2003 compared to the same periods in 2002. These increases are the result of added service commitments from existing customers as well as the addition of a new contract. This reflects significant changes the Company has implemented that have improved maintenance customer satisfaction levels to the highest in the Company's history. Although the Company is not currently focused on equipment installation services, to the degree installation opportunities arise in line with present geographic and staffing resources, the Company will pursue and engage them; however, in the near-term management is concentrating on the maintenance and supplies divisions. Now that operational efficiencies and customer satisfaction levels are substantively improved management is focusing greater attention on growing revenues via both current account extensions as well as through out-bound sales and marketing efforts.

Supply division revenues increased four percent (4%) and decreased eight percent (8%) for the six-month and three-month periods, respectively, ended June 30, 2003 compared to the same periods in 2002. Supply division revenues were positively impacted by the division's web-based distribution delivery system, as well as the addition of a large new customer, which also entered into a service agreement with the Company's maintenance division. This new account continues to generate profitable margins and contribute significant new volume and positive cash flow. The decline in supplies division revenue in the three-month period ended June 30, 2003 is due primarily to timing of certain customers' purchases compared to the prior year.

Gross Margins

Consolidated gross margins for the six months ended June 30, 2003 have improved slightly over the six months ended June 30, 2002. Gross margins increased to thirty-eight percent (38%) versus thirty-six percent (36%). Improved inventory control and field service management contributed to the improved margins. These improvements focused on strengthening management oversight and information system and process infrastructures to assure better inventory and call routing and dispatch control in the maintenance division. While the maintenance division increased its gross profit margin by six percent (6%), the supplies divisions gross profit margin decreased by seven percent (7%). This decrease is a result of the addition of the customer referenced above who is a wholesale customer versus a retail customer. Prices for wholesale customers are generally lower, thus generating lower margins; however, wholesale customer volumes are typically higher than retail customers.

Consolidated gross margins for the three months ended June 30, 2003 decreased slightly from the three months ended June 30, 2002. Gross margins decreased to thirty-nine percent (39%) from forty-three percent (43%). This decrease is due primarily to the addition of the new wholesale supplies division customer discussed above.

Selling, General and Administrative Costs

General and administrative costs increased approximately $35,000 for the six months ended June 30, 2003 compared to the same period in the prior year, an eight percent (8%) increase. They increased $21,000 for the three months ended June 30, 2003 compared to the same period in the prior year, an eleven percent (11%) increase. Despite the increases, these costs remained relatively consistent as a percentage of revenues between periods, representing thirty-one percent (31%) of gross revenues for the six months ended June 30, 2003 versus thirty-two percent (32%) for the same period in the prior year. They represented twenty-seven percent (27%) of revenues for both three- month periods ended June 30, 2003 and 2002. The following table summarizes the significant general and administrative cost categories for the six months ended June 30, 2003 and 2002:

 General and Administrative                   2003           2002
  Salaries, Wages and Benefits             $  142,187     $  222,803
  Facilities                                   76,870         73,616
  Legal and Professional                      173,376         52,467
  Telecommunication Costs                      34,883         32,744
  Travel and Entertainment                     10,316          9,005
  Other                                        44,198         56,692
   Total                                   $  481,830     $  447,327

Most of the cost categories have nominal changes for the six months ended June 30, 2003 compared to the same period in 2002. The most significant changes were salaries, wages and benefits and legal and professional costs. The approximately $120,000 increase in legal and professional expenses is primarily attributable to the Company's senior management consultants expanding their role as the Company's strategy is implemented, and to legal fees incurred related to final settlements on certain litigation, discussed further below. The approximately $80,000 decrease in salaries, wages and benefits is due primarily to significant headcount reductions made over the past year as part of the Company's ongoing restructuring. Overall, the Company's headcount has been reduced to 29 employees at June 30, 2003 from 35 at the end of 2002 with most of the reductions being made in the general and administrative category.

The following table summarizes the significant selling and marketing cost categories for the six months ended June 30, 2003 and 2002:

 Selling and Marketing                        2003           2002
  Salaries Commissions and Benefits        $   38,796     $   13,681
  Advertising and Promotion                     4,018          4,163
  Travel and Entertainment                      7,830            142
   Total                                   $   50,644     $   17,986

The significant increase in selling and marketing costs is largely the result of the Company's efforts to refocus on implementing and supporting the sales and marketing plan, now that most of the operational, infrastructure and management changes made as part of the restructuring over the past year are largely in place.

The following table summarizes other income (expense) for the six months ended June 30, 2003 and 2002:

Interest and Other Income (Expense)

 Other Income (Expense)                       2003           2002
  Interest                                 $  (66,395)    $  (64,831)
  Other                                        (1,165)       (26,491)
  Loss from litigation settlements            (92,768)         -
   Total                                   $ (160,328)    $  (91,322)

Interest cost has remained relatively consistent between periods as the overall debt level has as well. The most significant item in this category is the loss on litigation settlements recorded in the quarter ended June 30, 2003.

During the quarter ended June 30, 2003, the Company entered into two separate settlement agreements with two current shareholders and former owners of companies acquired by the Company in 1999. These agreements end all disputes and litigation among the parties. As part of the settlements the Company agreed to compensate one of the parties with 925,694 restricted shares of common stock, $72,000 payable over 24 months and $42,500 payable in a lump sum on April 1, 2005 and convertible at the holder's option into shares of the Company's voting common stock in accordance with the settlement provisions. The other party was granted 1,000,000 restricted shares of common stock, $30,000 payable over 12 months and $30,000 payable in a lump sum on April 15, 2004 and convertible at the holder's into shares of the Company's voting common stock in accordance with the settlement provisions. As part of the settlement agreements both parties agreed to release and indemnify the Company, its officers and directors from any action or claim relating to the past matters now and in the future. The negotiated settlements resulted in a loss of $92,768 being recorded in the second quarter ended June 30, 2003.

Liquidity and Capital Resources

The following table sets forth selected financial condition information as of June 30, 2003 compared to December 31, 2002:

 Balance Sheet                                2003           2002
  Working Capital                         ($1,031,188)   ($1,007,838)
  Total Assets                             $1,137,200     $1,205,944
  Debt Obligation                          $1,033,120       $985,310
  Shareholders' Deficit                     ($568,869)     ($530,543)

Liquidity and capital resources continued to be a problem during the first six months of 2003. Total costs exceed revenues throughout the first six months ended June 30, 2003, but are expected to improve in the third quarter. If not for the loss from legal settlements of $92,768 recorded in the quarter ended June 30, 2003 and the associated legal fees, the Company would have been profitable and would have generated positive cash flow in the second quarter. With these legal issues now behind the Company, management believes it can continue to improve both cash flow and profitability in the near-term through continued new business. In addition, management is continuing its efforts to negotiate additional funding opportunities intended to re-capitalize the Company.

In March 2001 the Company and holders of four of the Company's notes payable that were due in March and September of 2001 entered into Note Deferral and Extension Agreements wherein each note holder agreed to defer all principal payments until July 15, 2001. The Company agreed to make a twenty-five percent (25%) principal payment to each note holder on July 15, 2001. The notes' due dates were extend to July 15, 2002, but by that date the Company was unable to make the scheduled partial principle payment or commence making level monthly principal and interests payments over the remaining twelve-month period of the notes. As part of that agreement the Company also agreed to increase the interest rates of the notes from their stated twelve to fourteen percent (12% to 14%) to eighteen percent (18%). The Company has continued to make timely monthly interest payments to the holders. Further, the Company is in communication with the holders and management believes it will be able to negotiate an arrangement that will not adversely impact the Company's continuing operations.

At June 30, 2003, the Company had accrued approximately $47,000 of unpaid payroll taxes, interest and penalties due the IRS. At the end of June 2002, the Company submitted required documentation in support of its "Offer In Compromise" previously filed in 2001 to the IRS. Management believes the Company will be able to successfully liquidate this liability and that the ultimate outcome will not have an adverse impact on the Company's financial position or results of operations.

CONTACT:  OneSource Technologies, Inc.
          Michael Hirschey, CEO
          (480) 889-1177
          mhirschey@1sourcetech.com